Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 15, 2021, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of The Bancorp, Inc. on Form 10-K for the year ended December 31, 2020. We consent to the incorporation by reference of said reports in the Registration Statements of The Bancorp, Inc. on Form S-3 (File No. 333-239529, effective July 13, 2020 and 333-213977, effective October 18, 2016) and on Forms S-8 (File No. 333-124338 and File No. 333-124339, effective April 26, 2005, File No. 333-130709, effective December 27, 2005, File No. 333-176208, effective August 10, 2011, File No. 333-189014, effective May 31, 2013, and File No. 333-210979, effective April 28, 2016).).

/s/ GRANT THORNTON LLP

March 15, 2021

Philadelphia, Pennsylvania